EXHIBIT 99.1

October 25, 2012 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended September 30, 2012, of $1,107,000, an increase of 24.9 percent from the $886,000 earned for the third quarter of 2011.   Earnings per share for the third quarter of 2012 were $.27, up 22.7 percent from the prior year third quarter.  For the nine months ended September 30, 2012, net income totaled $5,448,000, a 21.8 percent increase from net income of $4,474,000 for the nine months ended September 30, 2011.  Earnings per share were $1.35 for the first nine months of 2012 versus $1.12 for the first nine months of 2011, an increase of 20.5 percent.  Return on average assets and return on average equity was .87 percent and 9.89 percent, respectively, for the nine months ended September 30, 2012, compared to .68 percent and 8.60 percent, respectively, for the same period in the prior year.

“We are extremely pleased with the 24.9 percent increase in third quarter consolidated net income, as compared to the same period a year ago,” stated Thomas E. Wiseman, President and CEO.  “The increase can be attributable to the vigilance with which our employees have executed the objectives outlined in our 2012 strategic plan. We continue to focus our efforts on asset quality, increasing core capital, maintaining profitable relationships, and utilizing technology, all to benefit our customers and shareholders.  Ohio Valley Bank is celebrating 140 years of service and while the current business and banking environment is extremely challenging, we maintain a strong resolve to work with and support the communities we serve.”

For the third quarter of 2012, net interest income decreased $317,000, or 3.9 percent, from the same period last year.  For the nine months ended September 30, 2012, net interest income decreased $709,000, or 2.8 percent.  Contributing to the lower net interest income was the decline in average earning assets.  For the nine months ended September 30, 2012, average earning assets decreased $44 million from the same period last year, which occurred primarily in loans.  A portion of the decline in average loan balances was due to a targeted reduction in certain underperforming loans or loans with less than desirable interest rate characteristics, such as fixed-rate mortgages.  However, the Company’s net interest margin remains strong, and for the nine months ended September 30, 2012, the net interest margin increased to 4.30 percent, from 4.18 percent for the same period the prior year.  The improvement in net interest margin was attributable to a decrease in our funding costs aided by a continued composition shift to lower costing transaction accounts from certificates of deposit and increased tax refund deposits held in noninterest-bearing accounts.  Also impacting net interest income in 2012 was the decrease in loan fees associated with refund anticipation loans.  After the 2011 tax season, the Bank ceased funding refund anticipation loans as recommended by the FDIC.  As a result, refund anticipation loan fees earned during the first nine months of 2012 decreased $561,000 from the same period in 2011.

For the three months ended September 30, 2012, management provided $1,183,000 to the allowance for loan losses, an increase of $31,000 from the same period last year.  For the nine months ended September 30, 2012, management provided $3,023,000 to the allowance for loan losses, a decrease of $1,832,000 from the same period last year.  The decrease in provision expense for the nine month period was related to the significant decrease in net charge-offs.  For the nine months ended September 30, 2012 net charge-offs decreased $5,548,000 from the same period in 2011.  The elevated net charge-offs experienced in 2011 were associated with the deterioration of collateral values on select impaired loans.  The ratio of nonperforming loans to total loans was 1.27 percent at September 30, 2012 compared to .52 percent at December 31, 2011 and .93 percent at September 30, 2011.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2012 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.46 percent of total loans at September 30, 2012, compared to 1.23 percent at December 31, 2011 and 1.06 percent at September 30, 2011.

For the three months ended September 30, 2012, noninterest income totaled $1,674,000, an increase of $616,000 from 2011’s third quarter.  Noninterest income totaled $7,127,000 for the nine months ended September 30, 2012, as compared to $6,404,000 for the same period last year, an increase of $723,000, or 11.3 percent.  The increase in noninterest income was primarily related to a reduction in losses recognized on foreclosed property.  As a result, gain on sale of other real estate owned for the third quarter of 2012 increased $504,000 and for the nine months ended September 30, 2012, increased $645,000 from their respective time periods in 2011.  Also contributing to higher noninterest income was the increase in interchange income and mortgage banking income.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $227,000, or 22.5 percent, compared to the first nine months of 2011.  During 2012, the level of interest rates offered on fixed-rate mortgages by the secondary market has remained low and recently moved even lower, leading to an increase in borrowers refinancing their mortgage.  As a result, mortgage banking income has increased $164,000, or 70.1 percent, from the first nine months of 2011.  Included in noninterest income is tax processing fees received from a tax software provider.  For the nine months ended September 30, 2012, tax processing fees totaled $2,279,000, a decrease of $254,000 from the same period the prior year.  For the 2012 tax season, the number of tax refund items processed has increased; however, the per item fee was reduced from the prior year leading to lower tax processing fees.  Although tax processing fees are down, management was pleased with the significant contribution from this revenue source, which accounted for nearly 32 percent of our year-to-date noninterest income.

For the three months ended September 30, 2012, noninterest expense totaled $6,957,000, a decrease of $44,000 from the same period last year.  For the nine months ended September 30, 2012, noninterest expense totaled $21,451,000, an increase of $371,000, or 1.8 percent, from the same period last year.  Salaries and employee benefits, the Company’s largest noninterest expense, was limited to an increase of $299,000, or 2.4 percent, for the first nine months of 2012, as compared to the same period in 2011.  The increase was primarily related to higher healthcare and retirement benefit costs, while salary expense has remained relatively stable.  Also contributing to higher noninterest expense was the increase in foreclosure costs associated with bank owned properties.  For the nine months ended September 30, 2012, foreclosure costs increased $158,000 from the same period last year.  Comparing the first nine months of 2012 to the first nine months of 2011, all remaining noninterest expenses decreased $86,000, which helped limit the growth in total noninterest expense to less than two percent.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 15 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
PER SHARE DATA
Earnings per share	$0.27	$0.22	$1.35	$1.12
Dividends per share	$0.21	$0.21	$0.67	$0.63
Book value per share	$18.77	$17.77	$18.77	$17.77
Dividend payout ratio (a)	76.44%	94.83%	49.54%	56.33%
Weighted average shares outstanding	4,029,439	4,000,056	4,028,944	4,000,056

PERFORMANCE RATIOS
Return on average equity	5.89%	4.98%	9.89%	8.60%
Return on average assets	0.55%	0.42%	0.87%	0.68%
Net interest margin (b)	4.23%	4.21%	4.30%	4.18%
Efficiency ratio (c)	72.02%	74.89%	66.42%	65.34%
Average earning assets (in 000's)	$751,393	$780,592	$782,491	$826,227

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$8,781	$10,011	$27,678	$31,400
Interest and dividends on securities	624	682	2,049	2,135
Total interest income	9,405	10,693	29,727	33,535
Interest expense:
Deposits	1,235	2,079	3,911	6,662
Borrowings	303	430	984	1,332
Total interest expense	1,538	2,509	4,895	7,994
Net interest income	7,867	8,184	24,832	25,541
Provision for loan losses	1,183	1,152	3,023	4,855
Noninterest income:
Service charges on deposit accounts	471	578	1,381	1,671
Trust fees	51	52	151	167
Income from bank owned life insurance
and annuity assets	198	184	592	545
Mortgage banking income	166	97	398	234
Electronic refund check / deposit fees	15	0	2,279	2,533
Debit / credit card interchange income	422	367	1,238	1,011
Gain (loss) on sale of other real estate owned	30	(474)	181	(464)
Other	321	254	907	707
Total noninterest income	1,674	1,058	7,127	6,404
Noninterest expense:
Salaries and employee benefits	4,118	4,165	12,571	12,272
Occupancy	397	394	1,182	1,198
Furniture and equipment	238	282	710	844
FDIC insurance	63	181	629	793
Data processing	278	278	786	729
Foreclosed assets, net	69	29	244	86
Other	1,794	1,672	5,329	5,158
Total noninterest expense	6,957	7,001	21,451	21,080
Income before income taxes	1,401	1,089	7,485	6,010
Income taxes	294	203	2,037	1,536
NET INCOME	$1,107	$886	$5,448	$4,474

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2012	2011
ASSETS
Cash and noninterest-bearing deposits with banks	$10,140	$8,914
Interest-bearing deposits with banks	51,707	42,716
Total cash and cash equivalents	61,847	51,630
Securities available for sale	103,489	85,670
Securities held to maturity
(estimated fair value: 2012 - $24,311; 2011 - $22,847)	23,678	22,848
Federal Home Loan Bank stock	6,281	6,281
Total loans	562,535	598,308
Less: Allowance for loan losses	(8,185)	(7,344)
Net loans	554,350	590,964
Premises and equipment, net	8,836	9,216
Other real estate owned	3,234	4,256
Accrued income receivable	2,396	2,872
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	24,958	23,097
Prepaid FDIC insurance	1,034	1,609
Other assets	4,584	4,467
Total assets	$795,954	$804,177

LIABILITIES
Noninterest-bearing deposits	$138,192	$138,143
Interest-bearing deposits	538,507	549,743
Total deposits	676,699	687,886
Other borrowed funds	20,098	20,296
Subordinated debentures	13,500	13,500
Accrued liabilities	10,019	10,652
Total liabilities	720,316	732,334

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2012 - 4,689,178 shares issued; 2011 - 4,686,295 shares issued)	4,689	4,686
Additional paid-in capital	33,525	33,473
Retained earnings	51,184	48,435
Accumulated other comprehensive income	1,952	961
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	75,638	71,843
Total liabilities and shareholders' equity	$795,954	$804,177